                                                                   EXHIBIT 10.75


================================================================================

                       HAYES MICROCOMPUTER PRODUCTS, INC.

                       PREFERRED STOCK PURCHASE AGREEMENT

                                 APRIL 11, 1997

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


                                TABLE OF CONTENTS

Section  1.   DEFINITIONS ...............................................................     -1-

Section  2.   PURCHASE AND SALE OF STOCK ................................................     -3-
         2.1  Sale and Issuance of Preferred to Purchaser ...............................     -3-
         2.2  Closing; Payment and Delivery .............................................     -3-

Section  3.   CONDITIONS OF COMPANY'S OBLIGATIONS AT CLOSING ............................     -4-
         3.1  Shareholders' Agreement ...................................................     -4-
         3.2  Representations and Warranties True at Closing ............................     -4-
         3.3  Securities Law Qualification ..............................................     -4-

Section  4.   CONDITIONS OF PURCHASER'S OBLIGATIONS AT CLOSING ..........................     -4-
         4.1  Charter ...................................................................     -4-
         4.2  Representations and Warranties True at Closing ............................     -4-

         4.3  Corporate Proceedings .....................................................     -4-
         4.4  Closing Certificates ......................................................     -4-
         4.5  Corporate Standing ........................................................     -5-
         4.6  Opinion of Counsel for the Company ........................................     -5-

         4.7  Consents ..................................................................     -5-

         4.8  Closing of Merger of Cardinal Technologies, Inc. ..........................     -5-

         4.9  Due Diligence .............................................................     -5-

Section  5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY .............................     -5-
         5.1  Organization and Qualification ............................................     -5-
         5.2  Power .....................................................................     -5-
         5.3  Capitalization ............................................................     -5-
         5.4  Subsidiaries ..............................................................     -7-
         5.5  Financial Statements ......................................................     -7-
         5.6  Liabilities ...............................................................     -8-
         5.7  Company Authorizations ....................................................     -8-
         5.8  Validity of Securities ....................................................     -8-
         5.9  Governmental Authorizations ...............................................     -8-
         5.10 Other Authorizations ......................................................     -8-

         5.11 Properties ................................................................     -8-
         5.12 Intellectual Property .....................................................     -9-
         5.13 Other Agreements ..........................................................     -9-

         5.14 Absence of Certain Changes and Events .....................................     -9-
         5.15 Contracts; No Defaults ....................................................     -9-

         5.16 Litigation ................................................................    -10-
         5.17 Employee Benefit Plans ....................................................    -10-

         5.18 Offering ..................................................................    -10-
         5.19 Fees and Commissions ......................................................    -10-

         5.20 Environmental Matters .....................................................     -11-
         5.21 Liability Insurance .......................................................     -11-
         5.22 Disclosure ................................................................     -11-
         5.23 No Impairment of Purchaser's Rights........................................     -11-
         5.24 Deemed Disclosure..........................................................     -11-

Section  6.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER ...........................     -11-
         6.1  Investment Intent -12-
         6.2  Investment Experience; Accredited Investor Status .........................     -12-
         6.3  Potential for Loss ........................................................     -12-
         6.4  Brokers ...................................................................     -12-
         6.5  Authorization .............................................................     -12-
         6.6  Due Diligence .............................................................     -12-

Section  7.   COVENANTS OF THE COMPANY ..................................................     -12-
         7.1  Insurance .................................................................     -12-
         7.2  Payment of Taxes ..........................................................     -12-
         7.3  Compliance With Laws, Etc -13-
         7.4  Preservation of Corporate Existence and Property ..........................     -13-
         7.5  Material Adverse Change ...................................................     -13-
         7.6  Expenses -13-
         7.7  Termination of Covenants ..................................................     -13-

Section  8.   RESTRICTED SECURITIES .....................................................     -14-
         8.1  Restrictive Legends .......................................................     -14-

         8.2  Transfer -14-
         8.3  Removal of Legends ........................................................     -14-

Section  9.   MISCELLANEOUS .............................................................     -15-
         9.1  Brokers, Indemnification ..................................................     -15-
         9.2  Stamp Tax and Delivery Costs ..............................................     -15-
         9.3  Entire Agreement; Amendment and Waiver ....................................     -15-
         9.4  Replacement Certificates ..................................................     -15-
         9.5  Representations and Warranties to Survive Closing .........................     -16-

         9.6  Severability ..............................................................     -16-
         9.7  Successors and Assigns ....................................................     -16-
         9.8  Notices ...................................................................     -16-
         9.9  Governing Law .............................................................     -17-
         9.10 Counterparts ..............................................................     -18-
         9.11 Headings...................................................................     -18-
         9.12 Dispute Resolution ........................................................     -18-

                                TABLE OF EXHIBITS

EXHIBIT A         Amended and Restated Articles of Incorporation
EXHIBIT B                            By-laws
EXHIBIT C                  Shareholders' Agreement
EXHIBIT D               Exceptions to Representations
EXHIBIT E                   Financial Statements

                       PREFERRED STOCK PURCHASE AGREEMENT

         Preferred Stock Purchase Agreement dated as of April 11, 1997 (this "Agreement"), between Hayes Microcomputer Products, Inc., a Georgia corporation (the "Company"), and Vulcan Ventures Incorporated, a Washington corporation (the "Purchaser").

         Capitalized terms used in this Agreement and not otherwise defined are defined in Section 1 of this Agreement.

                              PRELIMINARY STATEMENT

         The Company wishes to authorize and sell a new class of stock, called Series B Preferred Stock, and the Purchaser wishes to purchase shares of the Series B Preferred Stock from the Company, on the terms provided in this Agreement.

         In consideration of the mutual representations and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser therefore agree as follows.

         Section 1.        DEFINITIONS.

         1.1. As used in this Agreement, the following terms shall have the following meanings:

         "Affiliate" means, with respect to any person, any entity controlling, controlled by or under common control with such designated person. For the purposes of this definition, "controlling", "controlled by" or "under common control" shall have the meaning specified as of the date of this Agreement for that word in Rule 405 promulgated by the Securities and Exchange Commission under the Securities Act.

         "Board" means the Board of Directors of the Company.

         "By-laws" means the Amended and Restated By-laws of the Company in the form attached to this Agreement as Exhibit B, as amended through Closing.

         "Common" means the Company's Common Stock, $.01 par value per share.

         "Conversion Stock" means the Common issued or issuable upon conversion of the Series B Preferred.

         "Environmental, Health, and Safely Laws" means all applicable federal, state and local last, rules, regulations, orders, guidelines, ordinances and requirements relating to pollution or protection of the environment, public health and safety, or employee health and safety, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss.6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss.11001 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C.

ss. 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. ss. 300f et seq., the Hazardous Materials Transportation Act, 49 U. S. C. ss. 1801, and the Occupational Safety and Health Act, 42 U.S.C. ss.651 et seq., each as amended, and any regulations, rules, ordinances adopted or publications promulgated pursuant thereto.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with all rules and regulations promulgated thereunder.

         "Intellectual Property" means: (a) all fictional business names, registered and unregistered trademarks, service marks and applications (collectively, "Marks"); (b) all patents, patent applications and inventions and discoveries that may be patentable (collectively, "Patents"); (c) all copyrights in both published works and unpublished works (collectively "Copyrights"); (d) all rights in mask works (collectively, "Mask Works"); and (e) all material know-how, trade secrets, confidential information, customer lists, software (including source and object codes), technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); all as owned, used or licensed by the Company or any Subsidiary in its business, including as licensee or licensor.

         "Plans" means all employee benefit plans, as defined in Section 3(3) of ERISA, which (i) are (or have been) sponsored by, (ii) cover (or have covered) the employees (or former employees) of, or (iii) to which contributions are (or have been) made by, the Company or any Subsidiary for any employee of the Company or any Subsidiary.

         "Preferred" means, collectively, the Series A Preferred and the Series B Preferred.

         "Purchaser" means Vulcan Ventures Incorporated.

         "Restated Charter" means the Amendment and Restated Articles of Incorporation of the Company in the form attached to this Agreement as Exhibit A.

         "Securities" means any debt or equity securities of the Company, whether now or hereafter authorized, and any instrument convertible into, or exercisable or exchangeable for, Securities or a Security.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Series A Preferred" means (a) the 4,900,000 shares of the Company's Series A Preferred Stock, without par value, and (b) other Securities issued as a dividend or other distribution with respect to, or in replacement of, any Series A Preferred.

         "Series B Preferred" means (a) the 263,113 shares of the Company's Series B Preferred Stock, without par value, sold to the Purchaser pursuant to this Agreement, and (b) other

Securities issued as a dividend or other distribution with respect to, or in replacement of, any Series B Preferred.

         "Shareholders' Agreement" means the Shareholders' Agreement made as of April 16, 1996 among the Company and certain other parties in the form attached to this Agreement as Exhibit C, as amended from time to time.

         "Subsidiary" means as of April 4, 1997 (a) any corporation at least 50% of whose outstanding Voting Stock, or any class thereof, is owned or controlled, directly or indirectly, by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries, (b) any partnership of which the Company or one or more Subsidiaries is a general partner, for which the Company or one or more Subsidiaries possesses the power to direct the affairs or of which the Company or any Subsidiary owns, directly or indirectly, 50%, or more of any class of partnership interest, (c) any limited liability company for which the Company or one or more Subsidiaries possesses the power to direct the affairs of the limited liability company or of which the Company or any Subsidiary owns, directly or indirectly, 50% or more of any class of membership interest.

         "Transfer" means any sale, assignment, transfer, negotiation, pledge, hypothecation, or other disposition, and any other event or transaction in which a lien is created.

         "Voting Stock" as applied to the stock of any corporation, means stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the members of the board of directors (or other governing body) of such corporation, other than stock having such power only by reason of the happening of a contingency.

         Section 2. PURCHASE AND SALE OF STOCK.

         2.1 Sale and Issuance of Preferred to Purchaser. Subject to the terms and conditions of this Agreement, and upon the basis of the representations and warranties contained in this Agreement the Company agrees to sell to the Purchaser and to issue to the Purchaser free and clear of any liens, claims, charges and encumbrances whatsoever (except those imposed by the Purchaser or pursuant to this Agreement or the Shareholder Agreement), and the Purchaser agrees to purchase from the Company 263,113 shares of Series B Preferred for the purchase price of $20.9036 per share.

         2.2 Closing; Payment and Delivery . Payment for and delivery of the certificates evidencing the Series B Preferred to be sold to the Purchaser (the "Closing") shall be effected at Womble Carlyle Sandridge & Rice, 1275 Peachtree Street N.E., Suite 700, Atlanta, Georgia, at 9:00 am. Eastern time on April 16, 1997, or at such other place, time or date upon which the Company and the Purchasers shall agree. At the Closing the purchase price for the Series B Preferred purchased by the Purchaser shall be paid in immediately available funds against delivery by the Company to the Purchaser of certificates representing 263,113 shares of Series B Preferred.

         Section 3. CONDITIONS OF COMPANY'S OBLIGATIONS AT CLOSING. The obligations of the Company to consummate the sale of the Series B Preferred to the Purchaser are subject to the satisfaction of the following conditions, any of which may be waived by the Company in writing:

         3.1 Shareholders' Agreement . The Purchaser shall have entered into an addendum to the Shareholders' Agreement substantially in the form attached hereto and, subject to the consummation of the transaction to occur at the Closing.

         3.2 Representations and Warranties True at Closing. The representations and warranties made by the Purchaser in Section 6 of this Agreement shall have been true when made, and shall be true as of the Closing as if made at the Closing.

         3.3 Securities Law Qualification . The offer and sale of the Series B Preferred shall be qualified or exempt from qualification under all applicable federal and state securities laws.

         Section 4. CONDITIONS OF PURCHASER'S OBLIGATIONS AT CLOSING. The obligation of the Purchaser to purchase the Series B Preferred under this Agreement is subject to the satisfaction of the following conditions, any of which may be waived by Purchaser in writing:

         4.1 Charter. The Company shall have adopted the Restated Charter, filed it with the appropriate offices in the State of Georgia, and the Restated Charter shall constitute the Company's articles of incorporation, as amended and restated through the date of the Closing.

         4.2 Representations and Warranties True at Closing. The representations and warranties made by the Company in Section 5 of this Agreement shall have been true when made, and shall be true as of the Closing as if made at the Closing.

         4.3 Corporate Proceedings. All corporate and other proceedings required to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to the Purchaser, and the Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it shall request.

         4.4 Closing Certificates. At the Closing, the Company shall have delivered to the Purchaser copies of each of the following, in each case certified as of the date of the Closing by the Secretary of the Company:

               (a) the By-laws of the Company; and

               (b) resolutions of the Board adopting and authorizing the execution and filing of the Restated Charter, and authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, the issuance and sale of the Series B Preferred to be sold pursuant to this Agreement and the reservation of the Common issuable upon conversion of the Series B Preferred.

         4.5 Corporate Standing . The Company and each U.S. Subsidiary shall be validly existing as a corporation in their respective state of incorporation, and the Company shall have delivered to the Purchaser copies of a current certificate of existence for the Company and each U.S. Subsidiary in their respective states of incorporation, certified by the Secretary of State of the State of Georgia.

         4.6 Opinion of Counsel for the Company. The Purchaser shall have received from legal counsel to the Company an opinion with respect to the Closing in form and substance reasonably acceptable to Purchaser.

         4.7 Consents. The Company shall have obtained all consents necessary for the sale of the Series B Preferred under this Agreement, and waivers of preemptive rights from all necessary parties as required under the Shareholders' Agreement and any other applicable agreement.

         4.8 Closing of Merger of Cardinal Technologies, Inc. The Company, through a wholly-owned subsidiary, will have closed the acquisition of Cardinal Technologies, Inc. (the "Acquisition").

         4.9 Due Diligence. The Purchaser shall be reasonably satisfied, in its sole discretion, of the results of its due diligence investigation of the business, prospects, financial condition and results of operations of the Company, which determination shall be made prior to the closing of the Acquisition or this condition shall be deemed to have been fulfilled at such time.

         Section 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Purchaser that, except as set forth on the schedules attached as Exhibit D to this Agreement (references to "Knowledge of the Company", "to the Company's Knowledge" or similar phrases shall mean for purposes of Section 5 the knowledge of any of the Company's principal executive officers or members of the Board after due inquiry as to the matters contained herein):

         5.1 Organization and Qualification. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Georgia and has the requisite legal and corporate power to own its property and to carry on its business as proposed to be conducted by it. The Company is qualified and authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, properties, prospects or financial condition.

         5.2 Power. The Company has all requisite legal power to enter into this Agreement and to carry out and perform its obligations under the terms hereof and thereof. The Company has all requisite legal power to issue the Series B Preferred and the Conversion Stock.

         5.3   Capitalization .

               (a) At the Closing, the authorized capital stock of the Company will consist of 100,000,000 shares of Common and 10,263,113 shares of Preferred Stock, of which 10,000,000 shares are designated Series A Preferred and 263,113 shares are designated Series B Preferred. After giving effect to the consummation of the transactions contemplated by this Agreement at the Closing, all of the capital stock of the Company which is either issued or outstanding, reserved for issuance or committed to be issued will consist of:

                          (i) 10,000,000 shares of authorized Series A Preferred, of which 4,900,000 fully paid and non-assessable shares of Series A Preferred are duly issued and outstanding;

                          (ii) 4,900,000 shares of authorized, unissued Common reserved for issuance upon conversion of the Series A Preferred;

                          (iii) 263,113 fully paid and non-assessable shares of Series B Preferred duly issued and outstanding and owned of record by the Purchaser;

                          (iv) 263,113 shares of authorized, unissued Common reserved for issuance upon conversion of the Series B Preferred;

                          (v) 4,991,750 fully paid and non-assessable shares of Common duly issued and outstanding and owned of record;

                          (vi) 1,800,000 shares of authorized, unissued Common reserved for issuance to employees of and consultants to the Company upon exercise of stock options granted and to be granted pursuant to the Company's stock option plan;

                          (vii) additional shares of Common Stock that may be issued under the Anti-Dilution Warrant (as defined in the Shareholders Agreement);

                          (viii) additional shares of Common Stock that may be issued upon conversion of Convertible Promissory Notes (as defined in the Shareholders Agreement); and

                          (ix) 600,000 shares of Common Stock received for issuance under the Board Warrants (as defined in the Shareholders Agreements).

               (b) The Shareholders' Agreement grants preemptive rights to each shareholder who was a party thereto. The Company has received executed waivers of such preemptive rights from every person who was entitled pursuant to the Shareholders' Agreement to preemptive rights with respect to the issuance of the Series B Preferred. Except as provided in the Shareholders' Agreement, no person is entitled to any preemptive right or right of first refusal with respect to the issuance of the Series B Preferred as contemplated by this Agreement. There are no outstanding preemptive rights, options, warrants, conversion rights, agreements or other rights to purchase any of the authorized but unissued stock of the Company or any Subsidiary other than those issued, reserved or committed to be issued as set forth in Section 5.3 of this Agreement and other than those granted in the Shareholders' Agreement.

               (c) None of the Company or any Subsidiary has issued or obligated itself to issue Securities other than as contemplated by this Agreement.

      5.4 Subsidiaries. The Company owns one hundred percent (100%) of the issued capital stock of the Subsidiaries described in Schedule 5.4. To the knowledge of the Company, each Subsidiary is a corporation duly organized and validly existing in good standing under the laws of the state or country in which it is incorporated and has the requisite legal and corporate power to own its property and to carry on its business as proposed to be conducted by it. To the knowledge of the Company, each Subsidiary is qualified and authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, properties, prospects or financial condition. The Company does not own of record or beneficially any securities of any corporation, any interest or investment in any partnership, limited liability company, association, fund or other business entity of any material value, except for the Subsidiaries.. The Company is not a participant in any joint venture, partnership, limited liability company or similar arrangement.

      5.5      Financial Statements.

               (a) The Company has delivered to the Purchaser its unaudited consolidated balance sheet as of February 28, 1997 (the "Reference Balance Sheet"), its unaudited consolidated balance sheet as of December 31, 1996, and statements of operations for such year attached to this Agreement as Exhibit E (the "Financial Statements"). The Financial Statements were prepared in accordance with generally accepted accounting principles. The Reference Balance Sheet accurately reflects the financial position of the Company and its Subsidiaries as of the date indicated in all material respects. The foregoing statement of operations accurately reflects the Company's operations for such period in all material respects.

               (b) Since the date of the Reference Balance Sheet, there has been no event or condition of any type that has materially and adversely affected or, to the best of its knowledge, is likely to affect materially and adversely the business, condition, affairs, operations, properties or assets of the Company or its Subsidiaries.

                (c) Audited financial statements of the Company for fiscal 1995, consisting of a consolidated balance sheet, consolidated statement of operations and statement of cash flows for such year, with accompanying notes (the "Annual Financial Statements") are attached hereto as Exhibit E.

                The Annual Financial Statements are accurate and complete in all material respects and have been prepared in accordance with generally accepted accounting principles consistently applied during those two years. The Company received an unqualified opinion on the Annual Financial Statements from the Company's independent accountants.

          5.6 Liabilities. To the knowledge of the Company, neither the Company nor any Subsidiary has any liabilities exceeding $250,000 except (a) liabilities fully reflected on the Reference Balance Sheet, (b) liabilities disclosed, on Exhibit D to this Agreement, and (c) liabilities incurred in the ordinary course of business since the date of the Reference Balance Sheet, which do not exceed $100,000 in the aggregate.

         5.7 Company Authorizations. All corporate action on the part of the Company and its directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and for the authorization, issuance and delivery of the Series B Preferred and the Conversion Stock has been taken or will be taken prior to Closing. This Agreement is the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors rights generally and (ii) that the availability of equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought (the "Standard Exceptions").

         5.8 Validity of Securities. Except for liens, charges, claims or encumbrances created by or through the Purchaser or imposed by this Agreement
(a) the Series B Preferred, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, non-assessable and free and clear of all liens, charges, claims and encumbrances; and (b) the shares of Conversion Stock have been duly and validly reserved and, upon issuance in accordance with the conversion provisions of the Restated Charter will be duly and validly issued, fully paid, non-assessable and free and clear of all liens, charges, claims and encumbrances.

         5.9 Governmental Authorizations. All consents, approvals, qualifications, licenses, orders or authorizations of, or filings with, any governmental authority, including state securities or blue sky offices, required in connection with the Company's valid execution, delivery or performance of any of this Agreement or the offer, sale or issuance of the Series B Preferred, or the issuance of Conversion Stock, have been obtained or made, except for routine post-closing filings with the United States Securities and Exchange Commission and under state corporation and securities laws, each of which will be timely filed within the applicable period therefor.

         5.10 Other Authorizations. No approval or consent of any third party is required by law or by the Restated Charter or By-laws of the Company or by any indenture, instrument or other agreement to which the Company is a party or by any holder of indebtedness of the Company in connection with the issuance and sale of Series B Preferred pursuant to this Agreement and the performance by the Company of its obligations hereunder except for any approval or consent that would not have a material adverse effect on the Company's business, properties, prospects or financial condition or the transactions contemplated by this Agreement.

         5.11 Properties. Except as reflected on the Reference Balance Sheet, neither the Company nor its Subsidiaries owns or leases any material real or tangible personal property that would be required by generally accepted accounting principles to be reflected on the Reference Balance Sheet.

         5.12 Intellectual Property. To the best of the Company's knowledge, the conduct of the Company's business does not violate, conflict with or infringe the Intellectual Property of others. To the best of the Company's knowledge, the Company has valid title to or rights to use all Intellectual Property necessary for the conduct of its business.

         5.13  Other Agreements.

               (a) Except as set forth on Exhibit D, the execution and delivery of this Agreement, the consummation of the transactions contemplated herein, the current business of the Company and its Subsidiaries, and compliance with the terms and provisions of this Agreement will not conflict with or result in a breach of the terms and conditions of, or constitute any default under, the Restated Charter or By-laws of the Company, or the charter or by-laws of any Subsidiary, or of any provision of (i) any indebtedness of the Company or any Subsidiary, (ii) any contract, covenant or instrument under which the Company or any Subsidiary is bound, or (iii) any judgment, order, ruling, injunction or decree of any court or administrative agency affecting the Company or any Subsidiary, except for any conflict, breach or default that would not have a material adverse effect on the Company's business, properties, prospects or financial condition or the transactions contemplated by this Agreement.

               (b) To the knowledge of the Company none of the principal executive officers of the Company or any Subsidiary is obligated under any contract (including licenses, covenants or commitments of any kind) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would have or could have a material adverse effect on the Company's business, property or condition, financial or otherwise.

         5.14 Absence of Certain Changes and Events . Since the date of the Reference Balance Sheet, the Company and each Subsidiary have conducted their business only in the ordinary course and there has not been any:

               (a) damage to or destruction or loss of any asset or property of the Company or any Subsidiary, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or prospects of the Company, taken as a whole; or

               (b) sale, lease or other disposition of any asset or property of the Company or any Subsidiary, or mortgage, pledge or imposition of any lien or other encumbrance on any material asset or property of the Company or any Subsidiary other than in the ordinary course of business.

         5.15 Contracts; No Defaults. The Company has made available to the Purchaser true and complete copies of all written contracts and agreements involving performance of services or delivery of goods or materials to or by the Company or any Subsidiary, each lease, rental, license and conditional sale agreement affecting any real or personal property used, owned or licensed by the Company or any Subsidiary, and all other contracts and agreements to which the Company or any Subsidiary is a party or is bound, and a written summary of any oral agreement described above, in each case if the contract or agreement involves the payment of $500,000 or more in either a single aggregate payment or over a twelve month period. Each such contract is in full force and effect and is valid and enforceable in accordance with its terms, subject to the Standard Exceptions. None of the Company or any U.S. Subsidiary, or to the knowledge of the Company, any foreign Subsidiary is in material default with respect to the performance of any Company (or Subsidiary) obligations under any such contracts.

         5.16 Litigation. Except as disclosed on Exhibit D, there are no actions, suits, arbitrations or other proceedings, or investigations pending or, to its knowledge, threatened against or affecting the Company or any Subsidiary before any court or before any administrative agency or administrative officer or executive which may have a material adverse effect on the Company. There are no actions, suits, arbitrations or other proceedings pending or, to its knowledge, threatened against the principal executive officers of the Company or any Subsidiary by reason of the past employment relationship of executive management which may have a material adverse effect on the Company.

         5.17 Employee Benefit Plans. Schedule 5.17 contains an accurate and complete list of all Plans, as defined below, contributed to, maintained or sponsored by the Company, to which the Company is obligated to contribute or with respect to which the Company has any liability or potential liability, whether director or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of companies, within the meaning of Sections 414(B), 414(c), and 414(m) of the Code, of which the Company is a member. For purposes of this Agreement, the term "Plans" shall mean: (A) employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not funded and whether or not terminated; (B) employment agreements; and (C) personnel policies or fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded, and whether or not terminated, including without limitation, stock bonus, deferred compensation, pension, severance, bonus, vacation, travel, incentive, and health, disability and welfare plans. Each Plan and all related trusts, insurance contracts, and funds have been maintained, funded and administered in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code.

         5.18 Offering. Subject to the truth of the representations and warranties of the Purchaser contained in Section 6 hereof, the offer, sale and issuance of the Series B Preferred as contemplated by this Agreement, and the issuance of Conversion Stock, are exempt from the registration requirements of the Securities Act.

         5.19 Fees and Commissions. None of the Company or any Subsidiary has retained any finder, broker, agent, financial adviser or other intermediary in connection with the transactions contemplated by this Agreement, and none of the Company or any Subsidiary owes any such fees to any person in connection therewith.

         5.20  Environmental Matters.

               (a) To its knowledge, the Company and its Subsidiary have complied in all material respects with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, to its knowledge, the Company and each Subsidiary have obtained and been in compliance with all of the material terms and conditions of all permits, licenses, and other authorizations which are required under, and have materially complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

               (b) To its knowledge, none of the Company or any Subsidiary has any Liability (and none of the Company or any Subsidiary has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company or any Subsidiary giving rise to any material liability) for damage to any site, location, or body of water (surface or subsurface), for any material illness of or material personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

         5.21 Liability Insurance. In the Company's reasonable business judgment, the Company has procured, in adequate amounts, effective not later than the Closing, with financially sound and reputable insurers, insurance against material loss or damage with respect to the Company's and any Subsidiary's properties and business.

         5.22 Disclosure. To the knowledge of the Company, this Agreement does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained herein not misleading.

         5.23 No Impairment of Purchaser's Rights. The Company agrees and acknowledges that any examination or inspection of the properties, financial condition or other matters of the Company and its Subsidiaries or their respective businesses conducted by the Purchaser or their representatives prior to Closing shall in no way limit, affect or impair the ability and right of the Purchaser to rely upon the representations, warranties and covenants of the Company set forth in this Agreement.

         5.24 Deemed Disclosure. Any disclosure or exception by the Company in this Agreement, in any exhibit hereto, or in any document, schedule or other written information delivered to the Purchaser in connection herewith, shall be deemed to be a disclosure and exception with respect to same and throughout this Agreement and the attachments hereto.

         Section 6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Company that:

         6.1 Investment Intent. The Purchaser is acquiring the Series B Preferred for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution thereof, nor with any present intention of selling or otherwise disposing of the same.

         6.2 Investment Experience; Accredited Investor Status. The Purchaser is experienced in investing in nonpublic companies such as the Company, and has sufficient knowledge and experience in business and financial matters to permit it to evaluate the merits and risks of an investment in the Company. The Purchaser is an "accredited investor" as defined in Regulation D promulgated under the Securities Act.

         6.3 Potential for Loss. The Purchaser has the economic ability to bear the complete loss of the Purchaser's investment in the Company.

         6.4 Brokers. The Purchaser has not engaged any broker or finder who is entitled to any fee or commission from the Company in connection with this Agreement or the transactions contemplated hereby.

         6.5 Authorization. The Purchaser has full power and authority to enter into this Agreement, and that this Agreement, when executed and delivered, will constitute a valid and legally binding obligation of such Purchaser.

         6.6 Due Diligence. The Purchaser represents, warrants and acknowledges that (i) the Company has provided it with the opportunity to inspect its books, records, financial information, contracts, loan documents and other information and data of the Company and make copies thereof, (ii) the Company has made available for inquiry by Purchaser the Company's principal officers and managers, attorneys and accountants, (iii) the Company has made its facilities available for inspection by Purchaser, (iv) the Company has delivered to Purchaser copies of financial statements, revenue and sales information and other information, including, but not limited to, the information described in
Schedule 6.6 and (v) the Company has briefed Purchaser regarding the Company's project known as "Cashew." This provision does not limit or modify any of the representations or warranties of the Company in Section 5 of this Agreement or affect the Purchaser's reliance thereon. Furthermore, the Purchaser is relying on the accuracy of these representations and warranties of the Company in making its investment decision.

         Section 7. COVENANTS OF THE COMPANY.

         7.1 Insurance. The Company agrees to maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by corporations of established reputation and similar size engaged in the same or similar businesses, in customary adequate amounts.

         7.2 Payment of Taxes. The Company agrees to deposit, and agrees to cause each Subsidiary to deposit, all taxes due to any governmental unit with respect to compensation paid to any employee of the Company or any Subsidiary on or before the due date therefor. The Company agrees to pay or cause to be paid, and agrees to cause each Subsidiary to pay or cause to be paid, all taxes, assessments and other governmental charges levied upon any of its or their respective properties or assets, or in respect of its or their respective franchises, businesses, income or profits before the same become delinquent, except that (unless and until foreclosure, sale or other similar proceedings shall have been commenced) no such charge need be paid if being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted if (a) such reserve or other appropriate provision, if any, as shall be required by sound accounting practice shall have been made therefor and (b) no property or assets are in imminent danger of forfeiture.

         7.3 Compliance With Laws, Etc. The Company agrees to comply, and agrees to cause each Subsidiary to comply, with all material laws, rules, regulations, judgments, orders and decrees of any governmental or regulatory authority applicable to it and its respective assets and properties, and with all contracts and agreements to which it is a party or shall become a party, and to perform all obligations which it has or shall incur. The Company shall make all required securities filings under federal and applicable state securities laws in connection with the issuance and sale of the Series B Preferred and the Conversion Stock.

         7.4 Preservation of Corporate Existence and Property. The Company agrees to preserve, protect and maintain (a) its corporate existence, (b) its rights, franchises and privileges, and (c) all its properties necessary or useful in the proper conduct of its business in good working order and condition, with the exception of (i) ordinary wear and tear and (ii) casualty losses covered by insurance, allowing for reasonable deductibles. The Company will maintain reasonably adequate financial and accounting controls.

         7.5 Material Adverse Change. The Company agrees to notify the Purchaser promptly in writing of (a) any change in the business or affairs of the Company which the Company reasonably determines shall constitute a material adverse change in the Company's business or affairs, or (b) any breach of any of its covenants, representations or warranties set forth in this Agreement.

         7.6 Expenses. Each of the parties hereto agrees to bear all of its own expenses in connection with this Agreement and the consummation of the Purchaser of the Series B Preferred Stock. In addition, the Company shall pay the reasonable legal fees of, plus out-of-pocket expenses incurred by, counsel to the Purchaser in connection with any amendments hereto which amendments were requested by the Company, and any waivers or consents delivered pursuant hereto.

         7.7 Termination of Covenants. The obligations of the Company pursuant to each of Sections 7.1 through 7.6 shall terminate upon the earlier of (a) the Purchaser owning less than twenty percent of the Series B Preferred initially purchased pursuant to this Agreement, or (b) the conversion of the Series B Preferred Stock to Common Stock.

         Section 8. RESTRICTED SECURITIES.

         8.1.  Restrictive Legends.

               (a) Unless and until otherwise permitted by this Section, each certificate for Preferred and Conversion Stock issued to a Purchaser or any subsequent transferee of any such certificate shall be stamped or otherwise imprinted with legends in substantially the following form:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933 or any other applicable Federal or state securities laws, and may not be sold, distributed, pledged on or otherwise transferred unless (i) there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction involving these shares,
          (ii) the Company receives an opinion of legal counsel for the holder of the shares satisfactory to the Company stating that such transaction is exempt from registration, or (iii) the Company otherwise satisfies itself that such transaction is exempt from registration.

               "The shares represented by this certificate are subject to the terms and conditions of a certain Shareholders Agreement and may not be sold, encumbered or transferred except in accordance with the terms and conditions of said Agreement, a copy of which is on file at the principal office of the Company and will be furnished to the holder of the certificate upon request and without charge."

               (b) In addition to the other legends required by this Section 8.1, each certificate for Preferred and Conversion Stock issued to a Purchaser or any subsequent transferee shall be stamped or otherwise imprinted with any legend required pursuant to applicable state corporation and securities laws.

         8.2 Transfer. The Company may decline to acknowledge or register a Transfer of any shares of Preferred or Conversion Stock bearing any legend pursuant to Section 8. 1, and may instruct any transfer agent for its Securities to decline the same, unless the Company is reasonably satisfied that the Securities being transferred have been registered or are exempt from registration under applicable securities laws.

         8.3   Removal of Legends. Whenever the legend or legends described in
Section 8.1 shall no longer be required by law, the holder of any particular shares of Preferred or Conversion Stock bearing such legend shall be entitled to receive from the Company, upon delivery to the Company of an opinion of counsel reasonably satisfactory to the Company stating that such legends may be removed, without expense to such holder, one or more new certificates for such particular shares not bearing restrictive legends pursuant to Section 8.1 hereof.

         Section 9.        MISCELLANEOUS.

         9.1 Brokers, Indemnification. The Company will hold the Purchaser free and harmless from any claim, demand, liability for, or expense in connection with, any broker's or finder's fees or commissions from any person acting on behalf of the Company in connection with this Agreement or the transactions contemplated hereby. The Purchaser will hold the Company free and harmless from any claim, demand, liability for, or expense in connection with, any broker's or finder's fee or commissions from any person acting on behalf of the Purchaser in connection with this Agreement or the transactions contemplated hereby.

         9.2 Stamp Tax and Delivery Costs. The Company will pay all stamp and other taxes, if any, which may be payable in respect of the sale of Securities hereunder to the Purchaser and the issuance of such Securities to the Purchaser or its nominee, and will save the Purchaser harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax. The Company will also pay all reasonable costs of delivery to the Purchaser, or its nominee, of the Securities issuable to the Purchaser hereunder.

         9.3   Entire Agreement; Amendment and Waiver.

               (a) This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to this subject matter. Any term, covenant, agreement or condition contained in this Agreement may be amended with, and only with, the consent of the Company and the Purchaser. Compliance by the Company with any such term, covenant, agreement or condition may be waived (either generally or in a particular instance and either retroactively or prospectively), by written instruments signed by the Purchaser.

               (b) This Agreement shall not be altered, amended or supplemented except by written agreement in accordance with Section 9.3(a) above. Any waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any default of any other term, covenant, agreement or condition.

         9.4   Replacement Certificates .

               (a) The Company will issue a new certificate evidencing Series B Preferred or Conversion Stock in place of any such certificate alleged to have been lost, stolen, destroyed or mutilated, upon (i) receipt by the Company, except as otherwise provided in Section 9.4(b), of indemnity satisfactory to it, in the case of a lost, stolen or destroyed certificate, (ii) surrender and cancellation of such certificate if mutilated, and (iii) reimbursement to the Company of all reasonable expenses incidental thereto.

               (b) If the Purchaser or any Affiliate of the Purchaser is the beneficial owner of a lost, stolen or destroyed certificate, then an affidavit of an officer of the beneficial owner, if a corporation, setting forth the fact of loss, theft or destruction, and the Purchaser's or Affiliate's beneficial ownership of the certificate at the time of such loss, theft or destruction, shall be accepted as satisfactory evidence thereof, and no indemnity shall be required as a condition to execution and delivery of a new certificate other than the written agreement of the Purchaser or such Affiliate, as the case may be, to indemnify the Company and its directors, officer and agents.

               (c) Any certificate made and delivered in accordance with the provisions of this Section 9.4 shall be dated as of the date of the certificate in lieu of which such new certificate is made and delivered. The term "outstanding", when used in this Agreement with reference to Securities as of any particular time, shall not include Preferred or Conversion Stock evidenced by a certificate in lieu of which a new certificate has been made and delivered by the Company in accordance with the provisions of this Section 9.4, but shall include such Preferred or Conversion Stock as evidenced by such new certificate.

         9.5 Representations and Warranties to Survive Closing. All representations, warranties and covenants contained herein or made in writing by the Company or the Purchaser in connection herewith shall survive the execution and delivery of this Agreement and the issuance and sale of Series B Preferred hereunder, and the issuance of Conversion Stock upon conversion of the Series B Preferred until the expiration of three (3) years from the date hereof.

         9.6 Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity, legality or enforceability of the remainder hereof in such jurisdiction or the validity, legality or enforceability hereof, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

         9.7 Successors and Assigns. All representations, warranties, covenants and agreements of the parties contained in this Agreement or made in writing in connection herewith, shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective successors and permitted assigns. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of the Purchasers are also for the benefit of, and enforceable by, any subsequent holders of Securities purchased hereunder except any subsequent holder who acquires any such Security after such Security has been sold to the public pursuant to an effective registration statement under the Securities Act or in a sale through a broker or market maker effected pursuant to Rule 144 of the Securities and Exchange Commission.

         9.8 Notices. All communications in connection with this Agreement shall be in writing and shall be deemed properly given if hand delivered or sent by telecopier (provided that such communication is confirmed by same-day deposit in the United States mail first class postage prepaid) or overnight courier with adequate evidence of delivery or sent by registered or certified mail, postage prepaid and return receipt requested and, if to the Purchaser or its nominee, addressed to the Purchaser at the address for notices set forth below and if to any holders of Securities other than a Purchaser or its nominee, addressed to such holders at their addresses as shown on the books of the Company or its transfer agent, and if to the Company, to the Company's offices at:

         If by hand delivery or overnight courier:

         Hayes Microcomputer Products, Inc.
         5835 Peachtree Corners East
         Norcross, Georgia 30092
         Attention:  Contracts Administration

         If by mail to:

         Hayes Microcomputer Products, Inc.
         Post Office Box 105203
         Atlanta, Georgia  30348
         Attention:  Contracts Administration

with a copy to:

         Womble Carlyle Sandridge & Rice, PLLC
         1275 Peachtree Street, N.E.
         Suite 700
         Atlanta, Georgia 30309
         Attention:  G. Donald Johnson, Esq.

to the Purchaser:

         Vulcan Ventures Incorporated
         110-110th Avenue N.E., Suite 550
         Bellevue, WA 98004

with a copy to:

         Foster Pepper & Shefelman
         1111 Third Avenue, 34th Floor
         Seattle, Washington 98101
         Attention: Alan Koslow, Esq.

or such other addresses or persons as the recipient shall have designated to the sender by a written notice given in accordance with this Section 9.8. Any notice called for hereunder shall be deemed delivered when received.

         9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

         9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same Agreement.

         9.11 Headings. The headings used herein are solely for the convenience of the parties and shall not serve to modify or interpret the text of the Sections at the beginning of which they appear.

         9.12  Dispute Resolution.

               (a) Policy - Mediation. The parties hope there will be no disputes arising out of their relationship. To that end, each commits to cooperate in good faith and to deal fairly in performing its duties under this agreement in order to accomplish their mutual objectives and avoid disputes. But if a dispute arises, the parties agree to resolve all disputes, except as set forth below, by the following alternate dispute resolution process:

                    (i) first, the parties will seek a fair and prompt negotiated resolution in accordance with the following procedures:

                         (A) Upon the written request of either party hereto, each of the parties will appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such dispute.

                         (B) The designated representatives shall meet as often as necessary to gather and furnish to the other all information with respect to the matter in issue which is appropriate and germane in connection with its resolution.

                         (C) Such representatives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding relating thereto.

                         (D) During the course of such negotiations all reasonable requests made by one party to the other for non-privileged information reasonably related to this Agreement, will be honored in order that each of the parties may be fully advised of the other's position.

                         (E) The specific format for such discussions will be left to the discretion of the designated representatives, but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party.

                    (ii) If the designated representatives cannot resolve the
                         dispute within sixty (60) days after the initial request to negotiate the dispute, then the dispute shall be escalated to the Chairman of the Company, or his designee, and the Chief Executive Officer of the Purchaser, for their review and resolution. If the dispute cannot be resolved within thirty (30) days after referral to such officers, then the provisions of Subsection (b) below shall apply.

                  (b) Arbitration. Except as provided below, all disputes not resolved in accordance with the above procedures shall be resolved by binding arbitration. The parties recognize that negotiation or mediation may not be appropriate to resolve some disputes and agree that either party may proceed with arbitration without negotiating or mediating. The parties confirm that by agreeing to this alternate dispute resolution process, they intend to give up their right to have any dispute decided in court by a judge or jury. Notwithstanding the foregoing or anything to the contrary herein, if a dispute arises out of or relates to a breach of the Confidentiality Agreements between the parties dated March 20, 1997, or any other agreement or provision for which a party is seeking injunctive relief, then such dispute shall not be subject to the provisions of this Section 9.12 and may be resolved by formal judicial or equitable resolution.

                  (c) Binding Arbitration. Except as provided above, any claim between the parties, including but not limited to those arising out of or relating to this agreement and any claim based on or arising from an alleged tort, shall be determined by arbitration in Atlanta, Georgia. In any arbitration proceeding, there shall be three (3) arbitrators, one selected by Hayes, one selected by Vulcan, and the third selected by the two arbitrators chosen by the parties. If the parties (or their respective arbitrators) cannot agree on the identity of the arbitrator(s) within ten (10) days of the arbitration demand, the arbitrator(s) shall be selected by the administrator of the American Arbitration Association (AAA) office in Atlanta, Georgia from its Large, Complex Case Panel (or have similar professional credentials). Each arbitrator shall be an attorney with at least fifteen (15) years' experience in commercial law and shall reside in the Atlanta metropolitan area. Whether a claim is covered by this agreement shall be determined by the arbitrator(s). All statutes of limitations which would otherwise be applicable shall apply to any arbitration proceeding hereunder.

                  (d) Procedures. The arbitration shall be conducted in accordance with the AAA Commercial Arbitration Rules with Expedited Procedures, in effect on the date hereof, as modified by this agreement. There shall be no dispositive motion practice. As may be shown to be necessary to ensure a fair hearing: the arbitrator(s) may authorize limited discovery; and may enter pre-hearing orders regarding (without limitation) scheduling, document exchange, witness disclosure and issues to be heard. The arbitrator(s) shall not be bound by the rules of evidence or of civil procedure, but may consider such writings and oral presentations as reasonable business people would use in the conduct of their day-to-day affairs, and may require the parties to submit some or all of their case by written declaration or such other manner of presentation as the arbitrator(s) may determine to be appropriate. The parties intend to limit live testimony and cross-examination to the extent necessary to ensure a fair hearing on material issues.

                  (e) Hearing - Law - Appeal Limited. The arbitrator(s) shall take such steps as may be necessary to hold a private hearing within one hundred twenty (120) days of the initial demand for arbitration and to conclude the hearing within three (3) days; and the arbitrator(s)'s written decision shall be made not later than fourteen (14) calendar days after the hearing. The parties have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the arbitrator(s) may for good cause afford or permit reasonable extensions or delays, which shall not affect the validity of the award. The written decision shall contain a brief statement of the claim(s) determined and the award made on each claim. In making the decision and award, the arbitrator(s) shall apply applicable substantive law. Absent fraud, collusion or willful misconduct by an arbitrator, the award shall be final, and judgment may be entered in any court having jurisdiction thereof. The arbitrator(s) may award injunctive relief or any other remedy available from a judge, including the joinder of parties or consolidation of this arbitration with any other involving common issues of law or fact or which may promote judicial economy, and may award attorneys' fees and costs to the prevailing party but shall not have the power to award punitive or exemplary damages. The decision and award of the arbitrators need not be unanimous; rather, the decision and award of two arbitrators shall be final.

                  (f) Provisional Remedies. Pending selection of the arbitrator(s), either party may request the AAA to appoint unilaterally an arbitrator for the limited purpose of awarding temporary or preliminary relief. This award may be immediately entered in any federal or state court having jurisdiction over the parties even though the decision on the underlying dispute may still be pending. Once appointed, the arbitrator(s) may, upon request of a party, issue a superseding order to modify or reverse such temporary or preliminary relief or may confirm such relief pending a full hearing on the merits of the underlying dispute. Any such initial or superseding order of temporary or preliminary relief may be immediately entered in any federal or state court having jurisdiction over the parties even though the decision on the underlying dispute may remain pending. Such relief may be granted by the arbitrator(s) only after notice to and opportunity to be heard by the opposing party unless the party applying for such relief demonstrates that its purpose would be rendered futile by giving notice.



                     [EXECUTION SET FORTH ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused this Preferred Stock Purchase Agreement to be executed on the day first above written.


THE COMPANY:                            HAYES MICROCOMPUTER PRODUCTS, INC.,
                                        a Georgia corporation

                                        By:  /s/ Dennis C. Hayes
                                             -----------------------------
                                             DENNIS C. HAYES, Chairman

SERIES B PURCHASER:                     VULCAN VENTURES INCORPORATED, a
                                        Washington corporation

                                        By:  /s/ William D. Savoy
                                             -----------------------------
                                             WILLIAM D. SAVOY,
                                             Title:   Vice President
                                                    ----------------------